Exhibit 10.21
PERFORMANCE AWARD AGREEMENT
UNDER THE
TEXAS CAPITAL BANCSHARES, INC.
2015 LONG-TERM INCENTIVE PLAN

1.Award of Performance Units. Pursuant to the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan (the “Plan”) of Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”) and its Subsidiaries,
______________________
(the “Participant”)
as an employee of the Company, has been granted an Award under the Plan for _______________________________ (__________) Restricted Stock Units (the “Time-Based Units”) and ________________________________________ (__________) Performance Units (the “Performance Units”, collectively, with the Time-Based Units, the “Awarded Units”), which may be converted into the number of whole shares of Common Stock (as determined under Section 4 below) equal to the number of vested Awarded Units (determined in accordance with Section 3 below), subject to the terms and conditions of the Plan and this Performance Award Agreement (this “Agreement”). The Date of Grant of this Award is June 29, 2020. The maximum number of shares of Common Stock that could be issued with respect to the Awarded Units is ______________________________________ (________). Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time.
2.Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan, except as otherwise expressly provided herein. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.
3.Vesting; Forfeiture. Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested Units.” All other Awarded Units are collectively referred to herein as “Unvested Units.” The Participant shall be eligible to receive shares of Common Stock with respect to the Vested Units in accordance with Section 4 below.
a.Subject to the provisions of Section 5 and Section 30 below and except as otherwise provided in this Section 3,
(i)One hundred percent (100%) of the Time-Based Units will become vested on February 11, 2023, provided that the Participant is employed by (or if the Participant is a Contractor, Consultant or Outside Director, is providing services to) the Company or its Subsidiaries on such date.
(ii)The Performance Units will vest on the date the Committee determines whether the vesting conditions set forth on Exhibit A hereto have been achieved (which date shall be after the end of the Performance Period (as defined in Exhibit A) and no later than March 15, 2023).

b.Except as otherwise provided by Section 3.c., Section 3.d. and Section 3.h. hereof, immediately upon the Participant’s Termination of Service for any reason whatsoever, the Participant shall be deemed to have forfeited all of the Participant’s Unvested Units.
c.Notwithstanding the foregoing and except as otherwise provided in Section 5 below and regardless of whether the performance criteria set forth in Exhibit A have been achieved, in the event that a Change in Control occurs and on or after the date of the Change in Control, the Participant incurs a Termination of Service by the Company (or by its successor following the Change in Control) without Cause (as defined in Section 3.e. below) or by the Participant for Good Reason (as defined in Section 3.g. below), then 100% of the Unvested Units shall immediately become Vested Units upon such termination.
d.Notwithstanding the foregoing, if the Participant’s employment with the Company or any of its Subsidiaries terminates by reason of the Participant’s death or Total and Permanent Disability, all Unvested Units shall immediately become Vested Units upon such termination (with Performance Units vesting at the target (100%) performance level).
e.For purposes hereof, “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company.
f.For purposes hereof, “Change in Control” shall have the meaning set forth in the Plan, provided that such event is a “change in control” within the meaning of Section 409A of the Code, and the regulations and other applicable guidance issued thereunder.
g.For purposes hereof, “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company.
h.Notwithstanding anything to the contrary contained herein and subject to Section 5, if at any time after the date the Participant reaches age 60 plus 10 years of service with the Company the Participant, the Participant, after providing the Company with three months written notice of his or her intent to retire, incurs a Termination of Service with the Board’s consent (other than a Termination of Service for Cause or without Good Reason), then, provided that the Company determines that the Participant continued to perform his or her duties during the three month notice period in accordance with the terms and conditions of the retirement transition plan provided to the Participant by the Company on or after the date the Participant provided notice of his or her intent to retire, the Unvested Units shall not be forfeited upon the Participant’s Termination of Service and instead, such Unvested Units shall continue to be subject to the vesting provisions set forth in Section 3.a. as if the Participant had remained employed by the Company (with shares of Common Stock being delivered pursuant to Section 4 on the original Vesting Dates). The Participant acknowledges and agrees that once the Participant provides written notice to the Company of his or her intent to retire, the Participant shall no longer be eligible to receive any additional grants under the Plan.
4.Delivery of Common Stock. The Vested Units shall be converted into the number of whole shares of Common Stock equal to the number of Vested Units and the Company shall electronically register such shares of Common Stock in the Participant’s name (or in the name of his or her estate or beneficiary) or deliver certificates for the such shares of Common Stock to the Participant in accordance with the following schedule:
a.March 15, 2023; or

b.If earlier, the date of the Participant’s Termination of Service without Cause or with Good Reason on or after a Change in Control.
To the extent an Awarded Unit does not vest in accordance with the provisions of Section 3 hereof by March 15, 2023, such Awarded Unit shall be forfeited and no shares of Common Stock shall be delivered with respect to such forfeited Awarded Unit.
5.Forfeiture and Disgorgement.
a.Notwithstanding any provisions in this Agreement to the contrary, in the event the Participant violates the provisions of Section 5.b. or the provisions of any agreement between the Company (or any of its Subsidiaries) that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, then:
(i)the Awarded Units shall immediately cease to vest as of the date of such violation;
(ii)any shares of Common Stock that had not been registered (or delivered) with respect to Awarded Units shall be immediately forfeited and this Agreement (other than the provisions of this Section 5) will be terminated on the date of such violation; and
(iii)any shares of Common Stock (less any taxes paid by the Participant on such shares of Common Stock) that had been delivered to the Participant (or registered in the Participant’s name) with respect to any Vested Units shall be immediately returned to the Company by the Participant.
The Company must deliver written notice of its intent to enforce the provisions of this Section 5.a. at least 15 days prior to the date it intends to enforce the terms of Sections 5.a.(i) and (ii). Both the Company and the Participant agree that upon delivery of written notice under this Section 5.a., neither party will enter into any transaction that will affect the other party’s interests in the cash subject to dispute until the expiration of the 15-day notice period.
The provisions of this Section 5 (including, without limitation, the provisions of this Section 5.a. and the provisions of Section 5.b. below) only shall apply to the Awarded Units for the period beginning on the Date of Grant and ending on the earlier of (i) the one year (or, in the event the Awarded Units vest in accordance with Section 3.h. above, the four year) anniversary of the date the Awarded Units become vested in accordance with the provisions of Section 3 above (regardless of whether the Agreement terminates or expires prior to such date), or (ii) if a Change in Control occurs, the date of the Participant’s Termination of Service either by the Company without Cause or by the Participant with Good Reason.
b.By execution of this Agreement, the Participant, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees to the following:
(i)Confidential Information. The Participant acknowledges that the Company would not provide the Participant with access to its Confidential Information or grant the Awarded Units but for the Participant’s covenants or promises contained in this Section 5.b. For purposes of this Agreement, “Confidential Information” shall mean the

Company’s (for purposes of this Section 5.b., the “Company” shall include both the Company and Texas Capital Bank, N.A.’s (“TCB”)) unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, computer tapes and disks concerning its operations systems, customer lists, customer leads, customer loan and financial information, documents identifying past, present and future customers, customer profiles and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning the Company’s operations and expansion plans. The Confidential Information includes, without limitation, information about the Company’s business, proprietary, and technical information that is not known to others and could have economic value to others if improperly disclosed. Confidential Information also means any information the Company discloses to the Participant, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, know how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, techniques, technology, formulas, software, improvements, forecasts, and research. Confidential Information does not include any information that is available to the public or, upon reasonable investigation, is ascertainable in the public domain or information generally known outside of the Company. The Participant’s obligations under this Section 5 regarding specific Confidential Information shall cease when that specific portion of the Confidential Information becomes publicly known, in its entirety and without combining portions of such information obtained separately.
(ii)Access to and Agreement Not To Disclose Confidential Information. During Participant’s Company employment, the Company agrees to provide the Participant with some or all of the Company’s Confidential Information to which the Participant has not had previous access or knowledge. By executing this Agreement, the Participant agrees that the Confidential Information constitutes valuable, special and unique assets of the Company, developed at the Company’s great expense, the unauthorized use or disclosure of which would cause irreparable harm to the Company. The Participant understands and acknowledges that the Company is engaged in a specialized and competitive industry; that the Company relies heavily on information, data, programs, and processes it has developed and acquired; and that competitors can reap potential or real economic benefits from the possession of the Confidential Information that is otherwise not available to its competitors. The Participant understands and acknowledges, therefore, that the protection of the Company’s Confidential Information constitutes the Company’s legitimate business interest. The Participant acknowledges that the Confidential Information is the Company’s exclusive property, and the Participant will hold the Confidential Information in trust and solely for the Company’s benefit. The Participant further acknowledges that the Confidential Information includes “trade secrets” under Texas law and, in addition to the other protections provided in this Agreement, all trade secrets will be accorded the protection and benefits under Texas law and any other applicable law. The Participant waives any requirement that the Company submit proof of any trade secret’s economic value or post a bond or other security should the need arise.

In exchange for the Company’s promise to provide the Participant with some or all of the Company’s Confidential Information to which the Participant has not previously had access or knowledge, the Participant agrees that he or she will not, either during the period of the Participant’s employment with the Company or at any time thereafter, use or rely upon for the Participant’s benefit or the benefit of another, or disclose, disseminate, or distribute to anyone, including, without limitation, any individual, person, firm, corporation, or other entity, or publish, or use for any purpose, any of the Confidential Information (whether acquired, learned, obtained, or developed by the Participant alone or in conjunction with others), except (A) as properly required in the ordinary course of the Company’s business or as the Company directs and authorizes; (B) as required by applicable law (if, to the extent reasonable and practicable, reasonable prior notice of such disclosure is given to the Company); or (C) to the extent such information is available to or known by the public (other than as a result of disclosure in violation of this Agreement). The Participant agrees that he or she will take all reasonable measures to protect the secrecy of and avoid unauthorized disclosure and unauthorized use of the Confidential Information. The Participant also agrees to notify the Company immediately in the event of any unauthorized use, reliance upon or disclosure of the Company’s Confidential Information of which the Participant is aware.
(iii)Use of Confidential Information During Employment. The Participant further agrees that in the course of his or her employment by the Company, the Participant will not remove from any office of the Company any documents, electronically stored information, or related items that contain Confidential Information, including, without limitation, computer discs, recordings, or other storage or archival systems or devices, including copies, except as may be required in the performance of the Participant’s duties as an employee of the Company. The Participant also agrees that he or she will not place or save any Confidential Information on any computer or electronic storage system that is not the Company’s property, except to perform work for the Company. All Confidential Information, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Participant at any time during his or her employment, including during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company, including, without limitation, the customers, vendors, third parties, or others with whom the Company has a business relationship, the arrangements of the Company with such parties, and the pricing and expansion policies and strategy of the Company, are, and shall continue to be, the Company’s sole and exclusive property.
(iv)Protective Covenants. The Participant agrees that to protect the Company’s Confidential Information, and in consideration for the equity compensation in this Agreement, it is necessary to enter into the following protective covenants, which are ancillary to the enforceable promises between the Company and the Participant in the other Agreement Sections. During the Participant’s employment with the Company, and for a one-year period (or, in the event the Awarded Units vest in accordance with Section 3.h. above, the four-year period) after the date the Participant’s employment is terminated by the Company for any reason, or if the Participant resigns for any reason, the Participant shall not, without the Company’s prior written consent, directly or indirectly: (A) compete for or solicit business for or on behalf of any person or business entity operating a state or national bank or company providing similar services with a place of business in the State of Texas, and any other state in which the Company does business and for which Participant had responsibility or performed services or about which Participant received Confidential Information; (B) own, operate, participate in, undertake any employment with, or have any interest in any entity with a place of business in the State of Texas related to the operation of a state or national bank or company providing similar services, except that the Participant may own publicly traded stock for investment purposes only in any company in which the Participant owns less than 5% of the voting equity; or (C) use or rely upon in any competition, solicitation, or marketing effort any Confidential Information.
The Participant also acknowledges that the geographic boundaries, scope of prohibited activities, and the duration of the provisions in the Protective Covenants are reasonable and are no broader than are necessary to protect the Company’s legitimate business interests. The Protective Covenants shall survive the termination of the Participant’s employment and can be revoked or modified only by a writing signed by the parties that specifically states an intent to revoke or modify this provision. The Participant acknowledges that the Company would not provide him or her with access to its Confidential Information but for his or her covenants or promises contained in this Section 5.b. The Participant further agrees that during the protective covenant term, he or she shall immediately notify the Company in writing of any employment, work, or business he or she undertakes with or on behalf of any person (including himself or herself) or entity.
(v)No Solicitation of Employees/Customers. The Participant agrees that the no-employee solicitation covenant in this Section 5.b.(v) constitutes a reasonable and appropriate means, consistent with the best interests of both the Participant and the Company, to protect the Company’s interests in providing valuable equity compensation to the Participant and in preventing the loss or disclosure of the Company’s Confidential Information. As an inducement for the Company’s agreement to provide the Participant the equity compensation in this Agreement, and to provide the Participant with the Company’s Confidential Information, the Participant agrees that during the Participant’s employment, and for a period of one (1) year following the termination or resignation of the Participant’s employment, for whatever reason, the Participant will not, alone or in combination with any individual, partner(s), company, corporation, or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity, recruit, solicit, request, induce or attempt to influence, directly or indirectly, any employee of the Company to resign or terminate employment with the Company. The Participant agrees that for a period of one year (or, in the event the Awarded Units vest in accordance with Section 3.h. above, four years) following the termination or resignation of his employment, for whatever reason, whether involuntary or voluntary, he shall not, directly or indirectly, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant solicit a customer or prospective customer, or accept any business from a customer or prospective customer with whom he or she has done business or with whom he or she has had contact during the last 12 months of the Participant’s employment with the Company.
(vi)Definition Related to No-Solicitation of Employee Provision. In Section 5.b.(v), “Employee” means any employee on the Company’s payroll during the Protective Covenant time period specified in Section 5.b.(v).

(vii)Return of Documents. In the event of the Participant’s termination or resignation of his or her employment with the Company for any reason, the Participant will deliver to the Company all non-personal documents and data of any nature, and in whatever medium, concerning the Participant’s employment with the Company or any of its Subsidiaries. The Participant agrees that he or she will not take with him or her any of the Company’s property, documents, or data of any description or any reproduction thereof, including summaries or notes regarding same, or any documents containing or relating to any of the Company’s Confidential Information.
(viii)Injunctive Relief. The Participant acknowledges and agrees that the Participant’s obligations, covenants, and agreements in Sections 5.b.(i)-(vii) concern special, unique and extraordinary matters and that a violation of any of the terms of these agreements, covenants or obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, the Participant agrees that the Company, in addition to any amounts that the Company is entitled to pursuant to Section 5.a. above, will be entitled to an injunction, restraining order, or all other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Participant from committing any violation of the agreements, covenants or obligations referred to in Sections 5.b.(i)-(vii).
(ix)Disclosures to Courts, Governmental Agencies or Administrative or Legislative Bodies. Notwithstanding the foregoing or any other agreement regarding confidentiality with the Company, the Participant may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Participant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information. Nothing in this Agreement is intended to interfere with the Participant’s right to (i) report possible violations of state or federal law or regulation to any governmental agency or entity, (ii) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (iii) file a claim or charge with any government agency or entity, or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any government or law enforcement agency, entity or court.
(x)Defend Trade Secrets Act of 2016. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant is further notified that if the Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

6.Who May Receive Common Stock with Respect to Vested Units. During the lifetime of the Participant, the Common Stock received upon conversion of the Vested Units may only be received by the Participant or his or her legal representative. If the Participant dies prior to the date his or her Awarded Units are converted into shares of Common Stock as described in Section 4 above, the Common Stock relating to such converted Awarded Units may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.
7.Common Stock Subject Ownership Guidelines. The Participant acknowledges, understands and agrees that any Common Stock delivered to the Participant (or registered in the Participant’s name) pursuant to this Agreement shall be subject to the Common Stock ownership guidelines as adopted by the Committee and in effect from time to time, and that the Participant may be required to hold such Common Stock until the Participant has met the requirements of such ownership guidelines. The Participant further acknowledges, understands and agrees that the Committee retains the right to modify the Company’s Common Stock ownership guidelines at any time.
8.Rights as Stockholder. The Participant will have no rights as a stockholder with respect to the Awarded Units until the issuance of a certificate or certificates to the Participant or the registration of such shares of Common Stock in the Participant’s name. The Awarded Units shall be subject to the terms and conditions of this Agreement.
9.No Fractional Shares. Awarded Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued.
10.Non-Assignability. The Awarded Units are not assignable or transferable by the Participant except by will or by the laws of descent and distribution.
11.The Participant’s Acknowledgments. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Awarded Units subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
12.Adjustment of Number of Awarded Units and Related Matters. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.
13.Execution of Documents. The Participant, by his or her electronic execution of this Agreement, hereby agrees to execute any documents requested by the Company in connection with the payment of any amount in connection with the Awarded Units pursuant to this Agreement.
14.Remedies. Except as otherwise provided in Section 5 in this Agreement, each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement, and to exercise all other rights existing in the party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its, his or her sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches and no waiver of any provisions of this Agreement shall constitute a waiver of any other provision of this

Agreement. The remedies for any violation of Section 5 above are limited to the forfeiture, disgorgement, and injunction remedies specified in Sections 5.a. and b.(viii). and are subject to the time-limitations set forth in Section 5.a. above. The remedies described in this Section 14 do not apply to Section 5.
15.The Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to register any shares of Common Stock in the Participant’s name or issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination by the Company under this Section 15 shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules and regulations.
16.Investment Representation. Unless the shares of Common Stock are issued to the Participant in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or states securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.
17.Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). The Participant’s sole remedy for any Claim shall be against the Company and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer, or Employee of the Company or any Subsidiary of the Company.
18.No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Contractor, consultant or Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, consultant or Outside Director at any time.
19.Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
20.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

21.Entire Agreement. This Agreement, together with the Plan, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter in this Agreement and constitute the only agreements between the parties with respect to the subject matter in this Agreement. Except for the Employment Agreement between the Participant and the Company (if any), all prior negotiations and agreements between the parties with respect to the subject matter in this Agreement are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect. Except for the specific representations expressly made by the Company in this Agreement, the Participant specifically disclaims that the Participant is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The parties represent that they are relying solely and only on their own judgment in entering into this Agreement.
22.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
23.Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.
24.Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties (electronically or otherwise); provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.
25.Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.
26.Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
27.Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:
a.Notice to the Company shall be addressed and delivered as follows:

Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attn: Human Resources
Email: HR@texascapitalbank.com

b.Notice to the Participant shall be addressed and delivered to the most recent address in the Company’s records.
28.Clawback. The Participant acknowledges, understands and agrees, with respect to any shares of Common Stock delivered to the Participant (or registered in the Participant’s name) pursuant to this Agreement, that such shares of Common Stock shall be subject to recovery by the Company, and the Participant shall be required to repay such compensation or shares of Common Stock, in accordance with the Company’s Claw-Back Policy, as in effect from time to time. The Participant further acknowledges, understands, and agrees that the Board retains the right to modify the Company’s Claw-Back Policy at any time.
29.Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. The Company, or if applicable, any Subsidiary (for purposes of this Section 29, the term “Company” shall be deemed to include any applicable Subsidiary) has the authority and the right to deduct or withhold, or require the Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or conversion of the RSUs. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, the Company shall satisfy any such withholding requirement by withholding the number of Awarded Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes.
30.Section 409A.
a.To the extent (i) any shares of Common Stock to which the Participant becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Participant's termination of employment with the Company constitutes deferred compensation subject to Section 409A of the Code; (ii) the Participant is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of the Participant’s separation from service the Company is publicly traded (as defined in Section 409A of the Code), then such shares of Common Stock (other than any delivery of Common Stock permitted by Section 409A of the Code to be paid or delivered within six months of the Participant’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Participant’s separation from service or (y) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any shares of Common Stock which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 30 (together with, as applicable, accrued interest thereon) shall be delivered to the Participant or the Participant's beneficiary in one lump sum.
b.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).
c.It is intended that this Agreement comply with the provisions of Section 409A of the Code so as to not subject the Participant to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

EXHIBIT A

The Performance Units (50% of all Awarded Units) shall vest in accordance with the following schedule (50% based on Cumulative EPS and 50% based on Key Metrics Performance vs Peer Group, as outlined below):

1.For purposes of this Exhibit A and the Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

a.“Cumulative EPS” shall mean the sum of the Company’s earnings per share for each year during the Performance Period.

b.“Key Metrics” shall mean the following key metrics: efficiency, provision to average total assets, liquidity, return on equity, and PPNR/total assets, in each case as established and determined by the Committee in its sole discretion.

c.“Performance Period” shall mean the period commencing on and including January 1, 2020 and ending on December 31, 2022.

d.“Peer Group” shall be comprised of the following companies:

BOK Financial Corporation	Signature Bank
SVB Financial Group	Associated Banc Corp
F.N.B. Corporation	Wintrust Financial Corporation
Bank United, Inc.	PacWest Bancorp
Prosperity Bancshares, Inc.	Pinnacle Financial Partners, Inc.
First Midwest Bancorp, Inc.	Western Alliance Bancorporation
Cullen Frost Bankers, Inc.

Notwithstanding the foregoing, the Peer Group shall be subject to the following adjustments:

(i)If during the Performance Period two component companies of the Peer Group merge or otherwise combine into a single entity, the surviving entity shall remain a component company of the Peer Group and the non-surviving entity shall be removed from the Peer Group, provided that the surviving entity continues to meet the criteria for inclusion in the Peer Group; if the surviving entity no longer meets the criteria for inclusion in the Peer Group, the surviving entity will be removed from the Peer Group for all periods after such merger or combination.

(ii)If during the applicable Performance Period a component company of the Peer Group merges into or otherwise combines with an entity that is not a component company of the Peer Group, such component company shall be removed from the Peer Group for all periods after such merger or combination.

Exhibit A to 2015 LTIP Performance Award Agreement    Page 1 of 4

(iii)If during the applicable Performance Period a component company of the Peer Group ceases to be a public company by becoming a private company through the “going dark” process, such component company shall be removed from the Peer Group for all periods after the component company ceases to be a public company.

(iv)If during the applicable Performance Period a component company of the Peer Group files a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code or liquidation under Chapter 7 of the U.S. Bankruptcy Code, such component company shall be removed from the Peer Group for all periods after such filing.

2.Subject to paragraph 4 below, upon the achievement of Cumulative EPS for the Performance Period, as determined by the Committee, the percentage of 50% of the Performance Units that shall vest shall be as follows:

Actual Performance	Payout %	Performance of EPS Target
$[•]	25%	92%
$[•]	50%	95%
$[•]	75%	98%
$[•]	100%	100%
$[•]	125%	105%
$[•]	150%	110%

3.Subject to paragraph 4 below, upon the achievement of the Key Metrics Performance by the Company versus Peer Group during the Performance Period, as determined by the Committee, in its sole discretion, 50% of the Performance Units that shall vest based upon the Company’s ranking within its Peer Group shall be as follows:

Rank within Peer Group Based on Key Metrics Performance	% Vested and Payout
[•]	150%
[•]	125%
[•]	100%
[•]	60%
[•]	0%

4.    Achievement of the performance goals set forth in paragraphs 2 and 3 of this Exhibit A shall be determined by the Committee, in its sole discretion, and shall be subject to the following terms and conditions:

a.Payouts between performance levels shall be linear.
Exhibit A to 2015 LTIP Performance Award Agreement    Page 2 of 4

b.All performance metrics assume that no capital raises occur during the Performance Period. If a capital raise occurs during the Performance Period, performance shall be adjusted to exclude the effects of the capital raise.
c.The Committee will review potential adjustments to achievement of the performance metrics based on Federal Funds Rate changes or any other material changes and/or impacts, as determined by the Committee in its sole discretion.
d.Performance goals only shall be considered achieved if the Committee determines, in its sole discretion, that the following four goals have been met, in addition to the performance goals set forth in paragraphs 2 and 3 of this Exhibit A:
(i)Asset quality: The Company’s asset quality and credit controls are at a level of comparable high performing banks’ asset quality and credit controls;
(ii)Tangible Capital Ratio: The Company’s tangible capital ratio is at a level that the Committee determines, in its sole discretion, is at a level for solidly capitalized banks;
(iii)Efficiency Ratio: The Company’s guidepost efficiency ratio is at 60% or better (excluding from the calculation of the efficiency ratio, the expense reflected in non-interest expense related to valuation of foreclosed real estate, provided that such expenses are included as credit-related costs in determination of ROE above); and
(iv)Deposit Growth: At least 100% of the traditional loans held by the Company for investment are supported by core deposits.

Exhibit A to 2015 LTIP Performance Award Agreement    Page 3 of 4